Exhibit 10.3

NETAPP, INC.

NOTICE OF GRANT OF STOCK OPTION

NetApp, Inc. (the “Corporation”) hereby grants to you (“Optionee”) an option (the “Option”) to purchase shares of the Common Stock the Corporation. Subject to the provisions of the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and of the Corporation’s 1999 Stock Option Plan (the “Plan”), the principal features of this Option are as follows:

Optionee

«First_Name» «Middle_Name» «Last_Name»

«Address_Line_1»

«Address_Line_2»

«City», «State» «Zip_Code»

Grant Number: «NUM»

Grant Date: «Option_Date»

Vesting Commencement Date: «Vest_Base_Date»

Exercise Price: $«Option_Price» per share

Number of Option Shares: «Shares_Granted» shares

Expiration Date: «Expiration_Date_Period_1»

Type of Option: «Long_Type»

Exercise Schedule:

Vesting is subject to Optionee’s continuous Service through each applicable vesting date. In no event shall the option vest or become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Optionee acknowledges and agrees that by clicking the “ACCEPT” button on the Corporation’s online grant agreement (“OLGA”) response page, it will act as Optionee’s electronic signature to the Notice of Grant of Stock Option (the “Notice”) and the Agreement (which includes Appendix A and Appendix B hereto) and will result in a contract between Optionee and the Corporation with respect to this Option. Optionee agrees and acknowledges that Optionee’s electronic signature indicates Optionee’s agreement and understanding that this Option is subject to all of the terms and conditions contained in this Notice, the Agreement and the Plan. PLEASE BE SURE TO READ ALL OF THE AGREEMENT, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

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Optionee should retain a copy of Optionee’s electronically signed Agreement; Optionee may obtain a paper copy at any time and at the Corporation’s expense by requesting one from Stock Administration. If Optionee would prefer not to electronically sign this Agreement, Optionee may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Administration. A copy of the Plan is available upon request made to Stock Administration.

Optionee hereby acknowledges that the official prospectus for the Plan, which appears as “1999 Plan Summary and Prospectus” is available on the Corporation’s internal web site at http://live.netapp.com/community/departments_and_initiatives/stock/stock_options and that the Agreement and the 1999 Plan Summary and Prospectus are made a part of this Notice.

Nothing in this Notice, the Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause provided in compliance with any applicable employment agreement and applicable local law.

All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Agreement.

ATTACHMENT

Exhibit A – 1999 Stock Option Plan Stock Option Agreement

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NETAPP, INC.

1999 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

RECITALS

A.	The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board (or the board of directors of any Parent or Subsidiary) and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.	Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.

C.	All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.	Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.	Option Term. This option shall have a maximum term of seven (7) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.	Limited Transferability.

a)	This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee. However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon Optionee’s death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Paragraph 5, be exercised following Optionee’s death.

b)	If this option is designated a Non-Statutory Option in the Grant Notice, then this option may be assigned in whole or in part during Optionee’s lifetime to one or more members of Optionee’s family or to a trust established for the exclusive benefit of one or more such family members, to the extent such assignment is in connection with Optionee’s estate plan, or to Optionee’s former spouse pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

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4.	Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.	Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

a)	Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while holding this option, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

b)	Should Optionee die while holding this option, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance shall have the right to exercise this option. However, if Optionee has designated one or more beneficiaries of this option, then those persons shall have the exclusive right to exercise this option following Optionee’s death unless the Corporation determines that the designation is not valid under applicable law in which case, the Corporation will allow the estate or other entitled party, under applicable law, to exercise the option. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

c)	Should Optionee cease Service by reason of Permanent Disability while holding this option, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

d)	During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which the option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not been exercised. However, this option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares for which this option is not otherwise at that time exercisable.

e)	Should Optionee’s Service be terminated for Misconduct or should Optionee otherwise engage in any Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

f)	For the purpose of this Agreement, Service shall not include any notice of termination period (e.g., garden leave, etc.) during which the Optionee is not providing active Service to the Corporation or one of its Subsidiaries. The last day of Service shall be the last date that the Optionee is providing active Service to the Corporation or one of its Subsidiaries.

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6.	Special Acceleration of Option.

a)	This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock. However, this option shall not become exercisable on such an accelerated basis, if and to the extent: (i) this option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on any Option Shares for which this option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same option exercise/vesting schedule for those Option Shares set forth in the Grant Notice.

b)	Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

c)	If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

d)	This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.	Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.	Shareholder Rights. The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

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9.	Manner of Exercising Option.

a)	In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

i.	Execute and deliver to the Corporation a notice of exercise in a form acceptable to the Plan Administrator for the Option Shares for which the option is exercised, or complete such other process or procedure as the Plan Administrator may determine from time to time.

ii.	Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms (unless forms of exercise are limited by country specific terms set forth in Appendix B):

A.	cash or check made payable to the Corporation (in U.S. dollars);

B.	shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

C.	through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the notice of exercise delivered to the Corporation or completion of such procedure, as the Plan Administrator may determine in its sole discretion, in connection with the option exercise.

iii.	Provide any representations and agreements as may be required by the Corporation pursuant to the Plan at the time of exercise.

iv.	Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than the Optionee) have the right to exercise this option.

v.	Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all federal, state, foreign and local income and employment tax withholding requirements applicable to the option exercise.

vi.	The option shall be deemed to be exercised upon receipt by the Corporation of a fully executed Notice of Exercise or completion of such exercise procedure as the Plan Administrator may determine in its sole discretion, accompanied by such aggregate Exercise Price and any application withholding taxes.

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b)	As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

c)	In no event may this option be exercised for any fractional shares.

10.	Compliance with Laws and Regulations.

a)	The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto (including federal, state, foreign and local) and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

b)	The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use reasonable efforts to obtain all such approvals.

11.	Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and any beneficiaries of this option designated by Optionee.

12.	Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the last address for the Optionee known to the Corporation. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.	Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

15.	Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without shareholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

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16.	Additional Terms Applicable to a U.S. Incentive Option. In the event this option is designated an Incentive Option in the Grant Notice (Incentive Options are only applicable to U.S. taxpayers), the following terms and conditions shall also apply to the grant:

a)	This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (B) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

b)	No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

c)	Should the exercisability of this option be accelerated upon a Corporate Transaction, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which the Corporate Transaction occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Corporate Transaction, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Statutory Option.

d)	Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

17.	Leave of Absence. The following provisions shall apply upon Optionee’s commencement of an authorized leave of absence:

a)	The vesting of the option will not be suspended and will continue in accordance with the vesting schedule under the Grant Notice during Optionee’s authorized leave of absence from the Corporation, or the Parent or Subsidiary employing Optionee, subject to the remaining terms of this Agreement and the Plan.

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b)	If the option is designated as an Incentive Option in the Grant Notice, then the following additional provision shall apply:

If the leave of absence continues for more than three (3) months, then this option shall automatically convert to a Non-Statutory Option under the Federal tax laws at the end of the six (6)-month period measured from the first (1st) day of such leave, unless Optionee’s reemployment rights are guaranteed by statute or by written agreement. Following any such conversion of the option, all subsequent exercises of such option, whether effected before or after Optionee’s return to active Employee status, shall result in an immediate taxable event, and the Corporation shall be required to collect from Optionee the Federal, state and local income and employment withholding taxes applicable to such exercise.

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Tax Responsibility/Withholding. Regardless of any action the Corporation or Optionee’s employer (the “Employer”) takes with respect to any or all income tax (including foreign, federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Withholding Taxes”), Optionee acknowledges that the ultimate liability for all Withholding Taxes legally due by him or her is and remains his or her responsibility and may exceed the amount actually withheld by the Corporation and/or the Employer. Optionee further acknowledges that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the options, including but not limited to, the grant, vesting, exercise of the options, the issuance of shares of Common Stock upon exercise, the subsequent sale of shares of Common Stock acquired pursuant to the exercise of the option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate Optionee’s liability for Withholding Taxes or achieve any particular tax result. Further, if Optionee has become subject to tax in more than one jurisdiction, Optionee acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Optionee will pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Withholding Taxes. In this regard, Optionee authorizes the Corporation and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (A) accept a cash payment in U.S. dollars in the amount of Withholding Taxes, (B) withhold whole shares of Common Stock which would otherwise be delivered to Optionee having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Optionee’s wages or other cash compensation which would otherwise be payable to Optionee by the Corporation and/or the Employer, equal to the amount necessary to satisfy any such obligations, (C) withhold from proceeds of the sale of shares of Common Stock acquired upon exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Optionee’s behalf pursuant to this authorization), or (D) a cash payment to the Corporation by a broker-dealer acceptable to the Corporation to whom Optionee has submitted an irrevocable notice of exercise. To avoid negative accounting treatment, the Corporation may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding rates. If the obligation for Withholding Taxes is satisfied by withholding in shares of Common Stock, for tax purposes, Optionee is deemed to have been issued the full number of shares of Common Stock subject to the option, notwithstanding that a number of

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shares of Common Stock are held back solely for the purpose of paying the Withholding Taxes. Finally, Optionee shall pay to the Corporation or the Employer any amount of Withholding Taxes that the Corporation or the Employer may be required to withhold as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation shall have sole discretion to deliver the shares of Common Stock if Optionee fails to comply with his or her obligations in connection with the Withholding Taxes as described in this section and Optionee unconditionally consents to and approves any such action taken by the Corporation. Optionee (or any beneficiary or person entitled to act on Optionee’s behalf) shall provide the Corporation with any forms, documents or other information reasonably required by the Corporation.

19.	Labor Law. By accepting this option grant, the Optionee acknowledges that: (a) the grant of this option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (b) all determinations with respect to any future grants, including, but not limited to, the times when the options shall be granted, the number of shares of Common Stock issuable pursuant to each award of options, the time or times when options shall vest, will be at the sole discretion of the Corporation; (c) the Optionee’s participation in the Plan is voluntary; (d) this award of options is an extraordinary item of compensation which is outside the scope of the Optionee’s employment contract, if any; (e) this award of options is not part of the Optionee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this award of options ceases upon termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and may decrease even lower than the Exercise Price; (h) this award of options has been granted to the Optionee in the Optionee’s status as an Employee, a non-employee member of the Board or a consultant or independent advisor of the Corporation or its Parent or Subsidiary; (i) any claims resulting from this award of options shall be enforceable, if at all, against the Corporation; (j) in consideration of the grant of this award, no claim or entitlement to compensation or damages shall arise from termination of the award or diminution in value of the award or any of the shares issuable under the award from termination of Optionee’s Service by the Corporation or Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Optionee irrevocably releases his or her Employer, the Corporation and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Optionee shall be deemed to have irrevocably waived his or her entitlement to pursue such claim; and (k) in the event that Employer is not the Corporation, the grant of the options will not be interpreted to form an employment contract or relationship with the Corporation and, furthermore, the grant of the options will not be interpreted to form an employment contract with the Employer or any Subsidiary.

20.	Disclosure of Optionee Information.

a)	Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this Agreement by and among, as applicable, Optionee’s employer, the Corporation and its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

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b)	For Optionees outside the U.S., Optionee understands that Optionee’s employer, the Corporation and its Subsidiaries, as applicable, hold certain personal information about Optionee regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, health, job title, any shares of stock or directorships held in the Corporation and its Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”). Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Optionee’s country. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee’s local human resources representative. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Optionee understands that the Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that Optionee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee’s local human resources representative. Optionee understands, however, that refusing or withdrawing Optionee’s consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that Optionee may contact his or her local human resources representative.

21.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

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22.	Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on Optionee’s participation in the Plan, on the award and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Optionee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Optionee acknowledges that the laws of the country in which Optionee is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Optionee to additional procedural or regulatory requirements that Optionee is and will be solely responsible for and must fulfill.

23.	Translations. If Optionee has received this Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.

24.	Appendix B. Notwithstanding any provisions in this Agreement, the award shall be subject to any special terms and conditions set forth in any appendix to this Agreement (the “Appendix B”) for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Optionee, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Agreement.

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APPENDIX A

The following definitions shall be in effect under the Agreement:

A.	Agreement shall mean this Stock Option Agreement.

B.	Board shall mean the Corporation’s Board of Directors.

C.	Common Stock shall mean shares of the Corporation’s common stock.

D.	Code shall mean the Internal Revenue Code of 1986, as amended.

E.	Corporate Transaction shall mean either of the following shareholder-approved transactions to which the Corporation is a party:

i.	a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

ii.	the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F.	Corporation shall mean NetApp, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of NetApp, Inc. which shall by appropriate action adopt the Plan.

G.	Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H.	Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

I.	Exercise Price shall mean the exercise price per Option Share as specified in the Grant Notice.

J.	Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

K.	Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

i.	If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists, or

ii.	If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.	Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

M.	Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

N.	Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

O.	Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

P.	Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Q.	Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

R.	Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

S.	Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T.	Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

U.	Plan shall mean the Corporation’s 1999 Stock Option Plan.

V.	Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

W.	Service shall mean Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

X.	Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

Y.	Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE

NETAPP, INC. 1999 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the stock options granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2013. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that you not rely on the information in this Appendix B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the stock options vest, or are exercised or when you sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Corporation is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ARGENTINA

Notifications

Securities Law Information. Neither the options nor the issuance of the shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. Currently, it is not possible to send funds outside of Argentina for the purchase of Corporation shares. Therefore, unless you have funds abroad, you will not be able to engage in a cash exercise pursuant to which you pay cash for the shares. Also, in the event that you transfer proceeds in excess of US$2,000,000 from the sale of shares into Argentina in a single month, you will be subject to certain exchange control laws. Please note that exchange control regulations in Argentina are subject to frequent change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.

AUSTRALIA

Terms and Conditions

Australian Addendum. You understand and agree that the options are offered subject to and in accordance with the terms of the Plan and the Australian Addendum to the Plan. You further agree to be bound by the terms of the Plan as supplemented for implementation in Australia by the Australian Addendum and the terms of the options as set forth in the Agreement.

AUSTRIA

Notifications

Exchange Control Information. If you hold shares obtained through the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is March 31 of the following year.

When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, you may be entitled to revoke your acceptance of the Agreement under the conditions listed below:

i.	if you accept the options outside the business premises of the Corporation, you may be entitled to revoke your acceptance of the Agreement, provided the revocation is made within one week after you accept the Agreement.

ii.	The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Corporation or the Corporation’s representative with language which can be understood as your refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

BELGIUM

Notifications

Tax Information. If you accept this Agreement within sixty (60) days that the material terms of the grant are communicated to you in writing (“Offer Date”), you will be subject to tax on the Offer Date. If you accept this Agreement later than sixty (60) days after the Offer Date, you will be subject to tax when you exercise your option.

BRAZIL

Notifications

Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil (including shares of Corporation Common Stock) to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. In addition, if you engage in a cash exercise, you will need to work with your bank to determine the appropriate documentation to be completed to effect a transfer of currency outside of Brazil for the purchase of shares.

BULGARIA

There are no country specific provisions.

CANADA

Terms and Conditions

Exercise Forms. You will not be permitted to exercise your options by surrendering shares that you already own for the payment of the Exercise Price (e.g., a “stock swap” exercise).

Termination of Service. Regardless of terms in the Agreement to the contrary, your right to vest in the options (and the starting point for any post termination exercise period) will terminate effective as of the date that is the earlier of (1) the date you receive notice of termination of Service from the Corporation or the Employer, or (2) the date your Service terminates, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Corporation shall have the exclusive discretion to determine when you are no longer providing Service for purposes of the options.

Authorization of Release and Transfer Necessary Personal Information. This provision supplements Paragraph 20 of the Agreement:

You hereby authorize the Corporation and the Corporation’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Corporation, any Parent or Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Corporation and any Parent or Subsidiary to record such information and to keep such information in your employee file.

French Language Provision. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement a la présente convention.

CHILE

Notifications

Securities Law Information. Neither the Corporation nor the shares that may be issued under this award are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control Information. It is your responsibility to make sure that you comply with exchange control requirements in Chile when the value of your share transaction is in excess of US$10,000.

If you use the cash exercise method to exercise your option and you remit in excess of US$10,000 out of Chile, the remittance must be made through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). In such case, you will be required to provide certain information regarding the remittance of funds.

If you use the cashless exercise method and the aggregate value of the Exercise Price exceed US$10,000, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within ten (10) days of the exercise date.

You are not required to repatriate funds obtained from the sale of shares acquired pursuant to your grant of options. However, if you decide to repatriate such funds, you must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, you must report the payment to a commercial bank or registered foreign exchange office receiving the funds.

If your aggregate investments held outside of Chile exceeds US$5,000,000 (including shares acquired under the Plan), you must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Please note that exchange control regulations in Chile are subject to change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have prior to exercising your options.

Annual Tax Reporting Obligation. The Chilean Internal Revenue (the “CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the gains/losses from foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If you are not a Chilean citizen and have been a resident in Chile for less than three years, you are exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website at http://www.sii.cl.

CHINA

Terms and Conditions

Cashless Exercise Restriction. Notwithstanding anything to the contrary in the Agreement or the Plan, due to regulatory requirements in China, you will be required to exercise your option using the cashless sell-all exercise method whereby all shares of Common Stock subject to the exercised option will be sold immediately upon exercise and the proceeds of the sale, less the exercise price, any Withholding Taxes and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to acquire and hold shares of Common Stock upon exercise.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares to China. You further understand that, under local law, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Corporation, Parent or Subsidiary or the Employer, and you hereby consent and agree that any proceeds from the sale of any shares issued upon the exercise of the options may be transferred to such special account prior to being delivered to you. If the proceeds from the sale of your shares are converted to local currency, you acknowledge that the Corporation is under no obligation to secure any exchange conversion rate, and the Corporation may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear the risk of any exchange conversion rate fluctuation between the date the options are exercised and the date of conversion of the proceeds from the sale of the shares issued upon exercise to local currency. You further agree to comply with any other requirements that may be imposed by the Corporation in the future in order to facilitate compliance with exchange control requirements in China.

CZECH REPUBLIC

Notifications

Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the options and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to exercising your options to ensure compliance with current regulations. It is your responsibility to comply with applicable Czech exchange control laws.

DENMARK

Notifications

Exchange Control Information. If you establish an account holding shares or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Securities/Tax Reporting Information. If you hold shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the shares in the account without further request each year. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are also required to inform the Danish Tax Administration about this account. To do so, you must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.

FINLAND

There are no country specific provisions.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the options, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Exchange Control Information. If you hold shares of Common Stock outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when you file your annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

GREECE

Notifications

Exchange Control Information. If you exercise your option through a cash exercise, withdraw funds from a bank in Greece and remit those funds out of Greece, you may be required to submit certain documentation/ information to the Greek bank to ensure that the transfer is not in violation of Greek anti-money laundering rules. If you exercise your option through a cashless exercise, this submission will not be required since no funds will be remitted out of Greece.

HONG KONG

Terms and Conditions

Securities Notification. Warning: The options and shares issued at exercise do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation, its Parent, Subsidiary or Affiliates. The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong nor have the documents been reviewed by any regulatory authority in Hong Kong. The options are intended only for the personal use of each eligible employee of the Employer, the Corporation or any Parent or Subsidiary and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, you should obtain independent professional advice.

Sale of Shares. In the event shares are issued to you within six months of the grant date, you agree that you will not dispose of any shares acquired prior to the six-month anniversary of the grant date.

Notifications

Nature of Scheme. The Corporation specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

HUNGARY

No country specific provisions.

INDIA

Notifications

Exchange Control Information. You understand that you must repatriate any proceeds from the sale of shares acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Tax Information. The amount subject to tax at exercise will partially be dependent upon a valuation that the Corporation will obtain from a Merchant Banker in India. The Corporation has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

INDONESIA

Terms and Conditions

Cashless Exercise Restriction. Notwithstanding anything to the contrary in the Agreement or the Plan, due to regulatory requirements in Indonesia, you will be required to exercise your option using the cashless sell-all exercise method whereby all shares of Common Stock subject to the exercised option will be sold immediately upon exercise and the proceeds of the sale, less the exercise price, any Withholding Taxes and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to acquire and hold shares of Common Stock upon exercise. The Corporation reserves the right to provide additional methods of exercise to you in the future depending on the development of local law.

Notifications

Exchange Control Information. If you remit proceeds from the sale of shares into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, you must complete a “Transfer Report Form.” The Transfer Report Form will be provided to you by the bank through which the transaction is made.

IRELAND

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Corporation’s Irish Subsidiary or affiliate, you must notify the Irish Subsidiary or affiliate in writing within five business days of receiving or disposing of an interest in the Corporation (e.g., options, shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

Terms and Conditions

Trust Arrangement. You understand and agree that the options are offered subject to and in accordance with the terms of the trust agreement. Specifically, the shares issued upon exercise of the options shall be delivered to and controlled by a trustee appointed by the Corporation or its Subsidiary or affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the ‘Ordinance’) or by the Israeli Tax Authority (the “Lock-Up Period”). The options and shares shall be controlled by the Trustee for the benefit of you and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 shall apply to such options or shares for all purposes. You shall be able, at any time, to request the sale of the shares or the release of the shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable law. Without derogating from the aforementioned, if the shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The shares shall not be sold or released from the control of the Trustee unless the Corporation, the Employer and the Trustee are satisfied that the full amount of Withholding Taxes due have been paid or will be paid in relation thereto.

ITALY

Terms and Conditions

Data Privacy Notice. The following provision replaces Paragraph 20 of the Agreement:

Participant understands that the Employer and/or the Corporation may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all options or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant is aware that providing the Corporation with the Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Corporation to perform its contractual obligations and may affect his or her ability to participate in the Plan.

The Controller of personal data processing is [INSERT], with registered offices at [INSERT], USA, and, pursuant to D.lgs 196/2003, its representative in Italy is [INSERT NAME OF LOCAL SUB IN ITALY] with registered offices at [INSERT]. Participant understands that the Data may be transferred to the Corporation or any of its Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom shares acquired pursuant to the exercise of the options or cash from the sale of shares acquired pursuant to the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Italy. The processing activity, including the transfer of Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage his or her participation in the Plan. Participant understands that pursuant to art.7 of D.lgs 196/2003, he or she has the right, including but not limited to, access, delete, update, request the rectification of his or her personal Data and cease, for legitimate reasons, the Data processing. Furthermore, Participant is aware that his or her Data will not be used for direct marketing purposes.

Plan Document Acknowledgment. In accepting the options, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix B, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix B.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Paragraph 5 (Cessation of Service); Paragraph 18 (Tax Responsibility/Withholding); Paragraph 19 (Labor Law); and Paragraph 20 (Disclosure of Optionee Information).

Notifications

Tax/Exchange Control Information. You are required to report on your annual tax return: (a) any transfers of cash or shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (b) any foreign investments or investments (including vested options, the shares issued at exercise of the options, cash or proceeds from the sale of shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy (this will include reporting the shares issued at exercise of the options if the fair market value of such shares combined with other foreign assets exceed €10,000); and (c) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy. You are exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

JAPAN

There are no country specific provisions.

KAZAKHSTAN

Notifications

Exchange Control Information. Although Kazakh residents are no longer required to obtain a license from the National Bank of Kazakhstan before obtaining securities in foreign companies, you are nevertheless required to notify the National Bank of Kazakhstan when you acquire shares under the Plan.

KOREA

Notifications

Exchange Control Information. To remit funds out of Korea to exercise the option by means of a cash exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. Also, if you realize US$500,000 or more from the sale of shares, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

LUXEMBOURG

Notifications

Exchange Control Information. You are required to report any outward and inward remittances of funds to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Etudes Economiques within 15 working days following the month during the transaction occurred. If a Luxembourg financial institution is involved in the transaction, it generally will fulfill the reporting obligation on your behalf.

MALAYSIA

Notifications

Malaysian Insider Trading Notification. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of shares or rights to shares under the Plan. Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling shares or rights to shares (e.g., an award under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of shares once such information is generally available.

Director Notification Obligation. If you are a director of the Corporation’s Malaysian Subsidiary or affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., an award under the Plan or shares) in the Corporation or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Corporation or any related company.

MEXICO

Terms and Conditions

Modification. By accepting the options, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The award of options the Corporation is making under the Plan is unilateral and discretionary and, therefore, the Corporation reserves the absolute right to amend it and discontinue it at any time without any liability.

The Corporation, with registered offices at [INSERT] U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of shares does not, in any way, establish an employment relationship between you and the Corporation since you are participating in the Plan on a wholly commercial basis and the sole employer is as applicable, nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment. By accepting the award of options, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Corporation on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Corporation and any Parent, Subsidiary or Affiliates are not responsible for any decrease in the value of the shares underlying the options.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Corporation for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Corporation and any Parent, Subsidiary or Affiliates with respect to any claim that may arise under the Plan.

Spanish Translation

Modification. Al aceptar las Unidades de Accion Restringida, usted reconoce y acuerda que cualquier modification del Plan o su terminacion no constituye un cambio o desmejora de los terminos y condiciones de empleo.

Declaracion de Politica. El Otorgarmiento de Unidades de Accion Restringida de la Compañia en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañia se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañia, con oficinas registradas ubicadas en, es la unica responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañia, ya que su participación en el Plan es completamente comercial y el unico empleador es en caso de ser aplicable, asi como tampoco establece ningun derecho entre la persona que tenga el derecho a optar y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, reconoce que ha leido, y que aprueba especifica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el plan y la participación en el mismo es ofrecida por la Compañia de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañia, asi como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.

Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañia por compensación, dano o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, asi como a la Compañia, a su Sociedad controlante, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS

Notifications

Insider Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of shares issued to you at exercise. In particular, you may be prohibited from effectuating certain transactions involving shares if you have inside information about the Corporation. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

NEW ZEALAND

There are no country specific provisions.

NIGERIA

There are no country specific provisions.

NORWAY

There are no country specific provisions.

PHILIPPINES

Notifications

Securities Law Notice. You acknowledge that you are permitted to sell shares acquired under the Plan through the designated Plan broker appointed by the Corporation (or such other broker to whom you may transfer the shares), provided that such sale takes place outside of the Philippines through the facilities of the NASDAQ Global Select Market on which the shares are listed.

POLAND

Notifications

Exchange Control Information. If you hold foreign securities (including shares) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €15,000, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

Notifications

Exchange Control Information. If you receive shares upon exercise, the acquisition of the shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on your behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, you are responsible for submitting the report to the Banco de Portugal.

ROMANIA

Notifications

Exchange Control Information. If you deposit the proceeds from the sale of shares issued to you at exercise in a bank account in Romania, you may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. You should consult your personal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. You understand that the options shall be valid and this Agreement shall be concluded and become effective only when the Agreement is electronically received by the Corporation in the United States. Upon exercise of the options, any shares to be issued to you shall be delivered to you through a bank or brokerage account in the United States. You are not permitted to sell the shares directly to other Russian legal entities or individuals.

Notifications

Exchange Control Information. Under current exchange control regulations, within a reasonably short time after sale of the shares acquired under the Plans, you must repatriate the sale proceeds to Russia. Such sale proceeds must be initially credited to you through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. In addition, if you engage in a cash exercise, you should check with your bank in Russia regarding the restrictions and requirements for such transfer of funds.

You are encouraged to contact your personal advisor before remitting your sale proceeds to Russia as exchange control requirements may change.

Securities Law Notification. This Appendix B, the Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

SAUDI ARABIA

Notifications

Securities Law Information. The Agreement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. You are hereby advised to conduct your own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of the Agreement, you should consult an authorized financial adviser.

SINGAPORE

Notifications

Securities Law Information. The award of options is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) pursuant to which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If you are a director, associate director or shadow director of the Corporation’s Singapore Subsidiary or affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Corporation’s Singapore Subsidiary or affiliate in writing when you receive an interest (e.g, options or shares) in the Corporation or any Parent, Subsidiary or affiliate. In addition, you must notify the Corporation’s Singapore Subsidiary or affiliate when you sell shares or shares of any Parent, Subsidiary or affiliate (including when you sell shares issued upon exercise). These notifications must be made within two days of acquiring or disposing of any interest in the Corporation or any Parent, Subsidiary or affiliate. In addition, a notification of your interests in the Corporation or any Parent, Subsidiary or affiliate must be made within two days of becoming a director.

SLOVENIA

There are no country specific provisions.

SOUTH AFRICA

Terms and Conditions

Taxes. By accepting the options, you agree that, immediately upon exercise of the options, you will notify the Employer of the amount of any gain realized. If you fail to advise the Employer of the gain realized upon exercise, you may be liable for a fine. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

Notifications

Exchange Control Information. If you engage in a cashless exercise pursuant to which you do not send funds outside of South Africa to exercise your option, no filing or reporting requirements should apply when the award is granted or when the option is exercised. However, if you engage in a cash exercise, approval from the exchange control authorities is technically required. The Corporation or your Employer may obtain this approval for you, but it is under no obligation to do so. Therefore, if you wish to engage in a cash exercise, you should check with stock plan administration in the U.S. to determine whether such approval has been obtained. Because the exchange control regulations are subject to change, you should consult your personal advisor prior to exercising the option to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in South Africa.

SPAIN

Terms and Conditions

No Entitlement for Claims or Compensation. The following provision supplements Paragraph 19 of the Agreement:

By accepting the award, you consent to participation in the Plan, and acknowledge that you have received a copy of the Plan document. You understand that the Corporation has unilaterally, gratuitously and in its sole discretion decided to make awards of options under the Plan to individuals who may be Consultants, Directors, Employees and Non-Employee Directors throughout the world. The decision is limited and entered into based upon the express assumption and condition that any options will not economically or otherwise bind the Corporation or any Parent, Subsidiary or affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the award is given on the assumption and condition that the options shall not become part of any employment contract (whether with the Corporation or any Parent, Subsidiary or affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the award, which is gratuitous and discretionary, since the future value of the options and the underlying shares is unknown and unpredictable. You also understand that this award would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the award, the options and any right to the underlying shares shall be null and void.

Notifications

Exchange Control Information. You must declare the acquisition of shares to the Dirección General de Politica Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. You must also declare the ownership of any shares with the Directorate of Foreign Transactions each January while the shares are owned. In addition, you wish to import the share certificates into Spain, you must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Corporation; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

Tax Information. Effective October 2012, if you hold assets or rights outside of Spain (including shares acquired under the Plan), you may have to file an informational tax report with the tax authorities declaring such ownership. Generally, if the value of your foreign investments exceeds €50,000, you may have to file this informational return. Please note that reporting requirements are based on what you have previously disclosed and the increase in value of such and the total value of certain groups of foreign assets. Also, the thresholds for annual filing requirements may change each year Therefore, you should consult your personal advisor regarding whether you will be required to file an informational tax report for asset and rights that you hold abroad.

SWEDEN

There are no country specific provisions.

SWITZERLAND

Notifications

Securities Law Notification The award is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

TAIWAN

Notifications

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. Notwithstanding anything to the contrary in the Agreement or the Plan, due to regulatory requirements in Thailand, you will be required to exercise your option using the cashless sell-all exercise method whereby all shares of Common Stock subject to the exercised option will be sold immediately upon exercise and the proceeds of the sale, less the exercise price, any Withholding Taxes and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to acquire and hold shares of Common Stock upon exercise. In addition, you must repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of your proceeds is US$20,000 or more, you must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. You should consult your personal advisor before taking action with respect to remittance of proceeds from the sale of shares into Thailand. You are responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY

Notifications

Exchange Control Information. Exchange control regulations require Turkish residents to purchase securities through financial intermediary institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, if you exercise your option using a cash exercise method, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy this requirement. This requirement does not apply to a cashless exercise, as no funds are remitted out of Turkey.

UNITED ARAB EMIRATES

There are no country specific provisions.

UNITED KINGDOM

Terms and Conditions

Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Corporation and/or the Parent or Subsidiary employing or retaining you in connection with the options and any event giving rise to Withholding Taxes (the “Employer’s NICs”). Without limitation to the foregoing, you agree to enter into a joint election with the Corporation (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Corporation and/or the Parent or Subsidiary employing or retaining you. You further agree that the Corporation and/or the Parent or Subsidiary employing or retaining you may collect Employer’s NICs from you by any of the means set forth in Paragraph 18 of the Agreement.

If you do not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by you and the Corporation or the Parent or Subsidiary employing or retaining you, as applicable, the Corporation, in its sole discretion and without any liability to you, may choose not to allow you to exercise the option and you will forfeit your option.

Tax and National Insurance Contributions Acknowledgment. The following provisions supplement Paragraph 18 of the Agreement:

You agree that if you do not pay or the Employer or the Corporation does not withhold from you the full amount of Withholding Taxes that you owe due to exercise, or the release or assignment of the options for consideration, or the receipt of any other benefit in connection with the options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Corporation and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in shares issued upon exercise of the options or from the cash proceeds from the sale of shares or by demanding cash or a cheque from you. You also authorize the Corporation to delay the issuance of any shares to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Withholding Taxes are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Withholding Taxes may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Corporation or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Paragraph 18 of the Agreement.

UNITED STATES

There are no country specific provisions.

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